As filed with the Securities and Exchange Commission on June 6, 2007

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

INFOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1983837
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

101 E. County Line Road
Hatboro, PA	19040
(Address of principal executive offices)	(Zip code)

(215) 604-0691

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Names of each exchange on which each class is to be registered
Common Stock, par value $.00001 per share	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None.

TABLE OF CONTENTS

PART I

Item 1.	Business
Item 1A.	Risk Factors
Item 2.	Financial Information
Item 3.	Properties
Item 4.	Security Ownership of Certain Beneficial Owners and Management
Item 5.	Directors and Executive Officers
Item 6.	Executive Compensation
Item 7.	Certain Relationships and Related Transactions, and Director Independence
Item 8.	Legal Proceedings
Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related
Stockholder Matters
Item 10.	Recent Sales of Unregistered Securities
Item 11.	Description of Registrant’s Securities to be Registered
Item 12.	Indemnification of Directors and Officers
Item 13.	Financial Statements and Supplementary Data
Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Item 15.	Financial Statements and Exhibits

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA

This registration statement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control.  Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this registration statement and the documents incorporated by reference herein.  Important factors that may cause actual results to differ from projections include, but are not limited to, for example:

•                  adverse economic conditions;

•                  inability to raise sufficient additional capital to operate our business;

•                  unexpected costs, lower than expected sales and revenues, and operating deficits;

•                  adverse results of any legal proceedings;

•                  inability to attract or retain qualified personnel, including sales and marketing, and scientific personnel; and

•                  other specific risks that may be referred to in this report, including those under “Risk Factors.”

All statements, other than statements of historical facts, included in this registration statement and the documents incorporated by reference herein regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects, current expectations, forecasts, and plans and objectives of management are forward-looking statements.  When used in this registration statement and the documents incorporated by reference herein, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements speak only as of the date of this registration statement and the documents incorporated by reference herein.  We do not undertake any obligation to update any forward-looking statements or other information contained herein, except as required by federal securities laws.  You should not place undue reliance on these forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this registration statement and the documents incorporated by reference herein are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved.  We have disclosed important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this registration statement and the documents incorporated by reference herein.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Information regarding market and industry statistics contained in this registration statement and the documents incorporated by reference herein is included based on information available to us that we believe is accurate.  It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis.  We have not reviewed or included data from all sources, and we cannot assure you of the accuracy or completeness of the data included in this registration statement and the documents incorporated by reference herein.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We undertake no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.  See “Risk Factors” for a more detailed discussion of uncertainties and risks that may have an impact on future results.

Item 1.  Business

The information required by this item is contained in the section entitled “Business” in the Annual Report on Form 10-K of InfoLogix, Inc. for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 29, 2007 and included herewith as Exhibit 99.1 (the “Form 10-K”) and such section is incorporated herein by reference.

Item 1A.  Risk Factors

The information required by this item is contained in the section entitled “Risk Factors” in the Form 10-K and such section is incorporated herein by reference.

Item 2.  Financial Information

The information required by this item is contained in the sections entitled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk “ in the Quarterly Report on Form 10-Q of InfoLogix, Inc. for the period ended March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007 and included herewith as Exhibit 99.2 (the “Form 10-Q”) and such sections are incorporated herein by reference.

Item 3.  Properties

The information required by this item is contained in the section entitled “Properties” in the Form 10-K and such section is incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The information required by this item is contained in the section entitled “Principal Stockholders and Security Ownership of Management” in the Proxy Statement of InfoLogix, Inc. filed with the Securities and Exchange Commission on April 30, 2007 and included herewith as Exhibit 99.3 (the “Proxy Statement”) and such section is incorporated herein by reference.

Item 5.  Directors and Executive Officers

The information required by this item is contained in the sections entitled “Nominees for Director” and “Executive Officers” in the Proxy Statement and such sections are incorporated herein by reference.

Item 6.  Executive Compensation

The information required by this item is contained in the sections entitled “Executive Compensation” and “Compensation Committee Interlocks and Insider Participation” in the Proxy Statement and such sections are incorporated herein by reference.

Item 7.  Certain Relationships and Related Transactions, Director Independence

The information required by this item is contained in the sections entitled “Related Party Transaction Policy,” “Related Party Transactions” and “Corporate Governance” in the Proxy Statement and such sections are incorporated herein by reference.

Item 8.  Legal Proceedings

The information required by this item is contained in the section entitled “Legal Proceedings” in the Form 10-K and Form 10-Q and such sections are incorporated herein by reference.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information required by this item is contained in the section entitled “Market for the Company’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities” in the Form 10-K and such section is incorporated herein by reference.

As of May 30, 2007 we had approximately 134 holders of record of our common stock and 24,133,823 shares of common stock outstanding.  The high and low bid prices of our common stock on the Over-the-Counter Bulletin Board during the first quarter of 2007 were $5.30 and $3.00, respectively.

Item 10.  Recent Sales of Unregistered Equity Securities

On November 29, 2006 we closed a private placement of 8,500,000 shares of our common stock to accredited investors.  The shares were sold for an aggregate purchase price of $17,000,000.  Ferris, Baker Watts, Inc. served as placement agent for the private placement and received a commission of $425,000 for its services. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

On November 29, 2006, we issued a warrant to purchase 600,000 shares of our common stock at an exercise price of $2.00 per share to Warren V. Musser, a warrant to purchase 300,000 shares of our common stock at an exercise price of $2.00 per share to Michael M. Carter, and a warrant to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share to Karen Keating Mara.  The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

On November 29, 2006, we issued a warrant to purchase 750,000 shares of our common stock at an exercise price of $2.00 per share to David T. Gulian, a warrant to purchase 375,000 shares of our common stock at an exercise price of $2.00 per share to Craig A. Wilensky, and a warrant to purchase 375,000 shares of our common stock at an exercise price of $2.00 per share to Rick Hodge.  All of such warrants would vest 25% on the first anniversary of the issuance date and monthly for 36 months thereafter.  The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

On November 29, 2006, we issued a warrant to purchase 150,000 shares of our common stock at an exercise price of $2.00 per share to Fairmount Partners LP.  The issuance of the warrants was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

On November 29, 2006, we issued an option to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share to Albert Ciardi, which option is not subject to vesting. The issuance of the option was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

On April 9, 2007 we issued 400,000 shares of our common stock to the shareholders of DDMS, LLC in connection with the merger of InfoLogix-DDMS, Inc., a wholly owned subsidiary of InfoLogix, Inc., with and into DDMS, LLC. The issuance was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

On May 10, 2007 we issued 138,160 shares of common stock to AMTSystems, Inc. The issuance was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

Item 11.  Description of Registrant’s Securities to be Registered

We are authorized to issue 100,000,000 shares of common stock, par value $.00001 per share, and 10,000,000 shares of preferred stock, par value $.00001 per share.

Common Stock

Each holder of common stock is entitled to one vote per share.  Our certificate of incorporation does not provide for cumulative voting.  Holders of our common stock are entitled to receive ratably dividends, if any, as declared by our board of directors out of legally available funds.  The current policy of our board of directors is to retain earnings, if any, to fund our operations and growth.  Upon a liquidation, winding up, or dissolution, holders of our common stock are entitled to share ratably in all of our assets that are available for distribution.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely effected by, the rights of holders of any series of our preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors.

Anti-Takeover Effect of Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions of our bylaws are intended to strengthen the position of our board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing our board of directors with the sole power to fill vacancies on our board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent or more of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series.  Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our board of directors.  Any such issuance may have the effect of delaying, deferring or preventing a change in control of InfoLogix, Inc.

Transfer Agent

The transfer agent and registrar for our common stock is StockTrans, Inc.

Item 12.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.  Any repeal or modification of these provisions approved by our stockholders will be prospective only, and will not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 13.  Financial Statements and Supplementary Data

The information required by this item is contained in the section entitled “Financial Statements and Supplementary Data” in the Form 10-K and “Financial Information” in the Form 10-Q and such sections are incorporated herein by reference.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information required by this item is contained in the section entitled “Additional Information Regarding Our Independent Public Auditors” in the Proxy Statement and such section is incorporated herein by reference.

Item 15.  Financial Statements and Exhibits

(a)   Financial Statements

The following financial statements and schedules listed below are included in the Form 10-K.

Financial Statements (See Item 8 of the Form 10-K)

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2006 and 2005

Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 and 2004

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2006, 2005, and 2004

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005, and 2004

Notes to Consolidated Financial Statements

The following financial statements and schedules listed below are included in the Form 10-Q.

Financial Statements (unaudited) (See Item 1 of the Form 10-Q)

Consolidated Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006

Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2007 and 2006

Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2007 and 2006

Notes to Consolidated Financial Statements

(b)   Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger between New Age Translation, Inc., INFLX Acquisition Corp. and InfoLogix, Inc. dated as of November 29, 2006 (incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K dated December 5, 2006).

3.1	Certificate of Incorporation of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.1 of our Current Report on Form 8-K dated November 28, 2006).

3.2

Certificate of Amendment of New Age Translation, Inc. changing corporate name to InfoLogix, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated December 5, 2006).

3.3	By-laws of New Age Translation, Inc. (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K dated November 28, 2006).

4.1	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Warren V. Musser (incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K dated December 5, 2006).

4.2	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Michael M. Carter (incorporated herein by reference to Exhibit 4.2 of our Current Report on Form 8-K dated December 5, 2006).

4.3	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Karen Keating Mara (incorporated herein by reference to Exhibit 4.3 of our Current Report on Form 8-K dated December 5, 2006).

4.4	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and David T. Gulian (incorporated herein by reference to Exhibit 4.4 of our Current Report on Form 8-K dated December 5, 2006).

4.5	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Richard D. Hodge (incorporated herein by reference to Exhibit 4.5 of our Current Report on Form 8-K dated December 5, 2006).

4.6	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Craig A. Wilensky (incorporated herein by reference to Exhibit 4.6 of our Current Report on Form 8-K dated December 5, 2006).

4.7	Warrant dated as of November 29, 2006 between InfoLogix, Inc. and Fairmount Partners LP (incorporated herein by reference to Exhibit 4.7 of our Current Report on Form 8-K dated December 5, 2006).

10.1

Registration Rights Agreement dated as of November 29, 2006 by and among InfoLogix, Inc. and the investors set forth on the signature pages thereto (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K dated December 5, 2006).

10.2

Employment Agreement dated as of July 17, 2006 by and between David T. Gulian and InfoLogix, Inc. (incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K dated December 5, 2006).

10.3

Employment Agreement dated as of September 18, 2006 by and between John A. Roberts and InfoLogix, Inc. (incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K dated December 5, 2006).

10.4

Employment Agreement dated as of July 17, 2006 by and between Richard D. Hodge and InfoLogix, Inc. (incorporated herein by reference to Exhibit 10.4 of our Current Report on Form 8-K dated December 5, 2006).

10.5

Employment Agreement dated as of July 17, 2006 by and between Craig A. Wilensky and InfoLogix, Inc. (incorporated herein by reference to Exhibit 10.5 of our Current Report on Form 8-K dated December 5, 2006).

10.6	New Age Translation, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K dated November 28, 2006).

10.7

Consulting Agreement effective as of July 17, 2006 by and between Corrugated Service Corp. d/b/a Amtech and InfoLogix, Inc. (incorporated herein by reference to Exhibit 10.7 of our Current Report on Form 8-K dated December 5, 2006).

10.8

Services Agreement effective as of July 17, 2006 by and between Futura Services, Inc. and InfoLogix, Inc. (incorporated herein by reference to Exhibit 10.8 of our Current Report on Form 8-K dated December 5, 2006).

10.9

Amendment dated October 9, 2006 to Services Agreement dated as of July 17, 2006 by and between Futura Services, Inc. and InfoLogix, Inc (incorporated herein by reference to Exhibit 10.9 of our Current Report on Form 8-K dated December 5, 2006).

10.10

Form of Lock-up Agreement between the former stockholders of InfoLogix, Inc. and InfoLogix, Inc. (incorporated herein by reference to Exhibit 10.11 of our Current Report on Form 8-K dated December 5, 2006).

10.11

Loan and Security Agreement between InfoLogix Inc., OPT Acquistion LLC, Embedded Technologies, LLC and Sovereign Bank dated March 16, 2006 (incorporated herein by reference to Exhibit 10.12 of our Current Report on Form 8-K dated December 5, 2006).

10.12

First Amendment to Loan and Security Agreement between InfoLogix Inc., OPT Acquisition LLC, Embedded Technologies, LLC and Sovereign Bank (incorporated herein by reference to Exhibit 10.13 of our Current Report on Form 8-K dated December 5, 2006).

10.13

Second Amendment to Loan and Security Agreement between InfoLogix Inc., OPT Acquisition LLC, Embedded Technologies, LLC and Sovereign Bank (incorporated herein by reference to Exhibit 10.14 of our Current Report on Form 8-K dated December 5, 2006).

10.14

Third Amendment to Loan and Security Agreement between InfoLogix Inc., OPT Acquisition LLC, Embedded Technologies, LLC and Sovereign Bank (incorporated herein by reference to Exhibit 10.17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.15

Securities Pledge Agreement between InfoLogix, Inc. (f/k/a New Age Translation, Inc.) and Sovereign Bank (incorporated herein by reference to Exhibit 10.15 of our Current Report on Form 8-K dated December 5, 2006).

10.16

Securities Account Pledge Agreement between InfoLogix Systems Corporation and Sovereign Bank (incorporated herein by reference to Exhibit 10.18 of our Annual Report of Form 10-K for the fiscal year ended December 31, 2006).

10.17	Surety Agreement between New Age Translation, Inc. and Sovereign Bank (incorporated herein by reference to Exhibit 10.16 of our Current Report on Form 8-K dated December 5, 2006).

10.18

Agreement and Plan of Merger dated April 9, 2007 by and among InfoLogix, Inc., InfoLogix-DDMS, Inc., DDMS-Holdings, LLC, Louis Heidelberger and Mark Niemiec (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K filed April 11, 2007).

10.19

Consulting Agreement dated April 9, 2007 by and between InfoLogix, Inc., LM consulting LLC, Louis Heidelberger and Mark Niemiec (incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K filed April 11, 2007).

10.20

Asset Purchase Agreement dated as of May 10, 2007 by and among InfoLogix, Inc, InfoLogix Systems Corporation, AMTSystems, Inc., David J. Stewart and Sandra A. Stewart (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K filed May 14, 2007).

21	Direct and Indirect Subsidiaries of the Registrant.*

99.1	Annual Report on Form 10-K of InfoLogix, Inc. for the fiscal year ended December 31, 2006.*

99.2	Quarterly Report on Form 10-Q of InfoLogix, Inc. for the quarter ending March 31, 2007.*

99.3	Proxy Statement for the InfoLogix, Inc. 2007 Annual Meeting of Stockholders.*

(*)            Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

INFOLOGIX, INC.

June 6, 2007	By:	/s/ David T. Gulian
David T. Gulian
President and Chief Executive Officer